EXHIBIT 15.1

True Leaf Announces First Distribution Agreement in Asia with Eagle Vet

Collaboration with leading international pet care distributor marks True Leaf’s entry into Asia to distribute its hemp products for pets

VERNON, British Columbia, June 12, 2019 (GLOBE NEWSWIRE) -- True Leaf Brands Inc. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, announced that on May 23, 2019, it signed a non-binding Memorandum of Understanding (“MOU”) with international pet care distributor Eagle Vet, launching True Leaf’s expansion into the Asian market.

Eagle Vet distributes pet healthcare products to more than 20 countries in South East Asia, Africa, and the Middle East. Under the terms of the agreement, Eagle Vet will initially introduce True Leaf products to the expanding Korean pet care market, which is estimated to grow to $4.8 billion USD by 2020 (Statista). Eagle Vet distributes to 5,000 retail stores and veterinary clinics in Korea, and to Coupang and Interpark, two of Korea’s largest e-commerce sites.

“We are excited to announce this agreement with Eagle Vet,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “Today’s announcement speaks to the level of trust True Leaf has built in the global marketplace and the international recognition we’ve achieved as a leading hemp-for-pets brand.”

True Leaf products use an innovative formula of active ingredients – anchored by hemp – to target specific pet health challenges such as calming support, hip and joint function, and the supplementation of omega-3s. The Company’s advanced formulas were developed by a team of pet industry veterans with 200+ years of collective expertise in making supplements for pets and are currently available at more than 3,500 retail stores worldwide.

True Leaf products are also available online at www.trueleaf.com.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Phil Carlson (US)
KCSA Strategic Communications
pcarlson@kcsa.com
O: 212-896-1233

Scott Eckstein (US)
KCSA Strategic Communications
seckstein@kcsa.com
O: 212-896-1210

Follow True Leaf
Twitter: @trueleafpet
Facebook: True Leaf PetInstagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.